Exhibit 10.7

July 26, 2012

Dean Hickman-Smith

Dear Dean:

I strongly believe that you will make an important contribution to the success and growth of Aerohive Networks, Inc. (the “Company”). With that in mind, I am pleased to offer you a position as Senior Vice President of Worldwide Sales reporting directly to me. Your target annual compensation at plan will be $450,000 consisting of a base salary of $225,000 per year payable semi-monthly and a commission/ bonus component of $225,000 payable subject to a standard compensation plan which will be provided to you within 30 days of hire.

You will be offered the option of receiving a guaranteed payment of commissions/bonuses at 100% of target for the remainder of FY 2012. If you choose to take this option, you will not be eligible for any upside payment based on company performance for those three months. If you do not choose to take this option, for the remainder of 2012 your variable compensation will be paid based on performance against quarterly bookings goals, with 2X accelerators for performance above 100%. For 2013 and beyond, the terms and conditions of your incentive compensation will be determined by me, with your participation. You will be eligible for all the benefits the Company normally provides to its full time employees.

At the first meeting of the Company’s Board of Directors following your start date and subject to their approval, management will recommend that you be granted an option to purchase a number of shares of the Company’s Common Stock which is equivalent to 1.1% of the company’s fully diluted capital on your start date. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2006 Global Share Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in 25% of the option shares after 12 months of continuous service, and the balance will vest in equal monthly installments over the next 36 months of continuous service, as described in the applicable Stock Option Agreement.

Notwithstanding the foregoing vesting schedule, if, within twelve (12) months after a Change in Control (as defined in the Plan), you are terminated by the Company other than for Cause (as defined below), death, or disability (as defined in the Plan) or you resign for Good Reason (as defined below), and in either case you sign and do not revoke a release, then 50% of the then unvested shares subject to your outstanding options at the time of your termination or resignation will immediately vest and become exercisable.

For purposes of this letter agreement, “Cause” shall mean:

1.	Engaging in knowing and intentional illegal conduct that is determined by the Board of Directors to be materially injurious to the Company or any of its affiliates;

2.	Violation of a U.S. federal or state law or regulation or a law or regulation of any other jurisdiction applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company or any of its affiliates;

3.	Material breach of the terms of any confidentiality agreement or invention assignment agreement between you and the company or any of its affiliates;

4.	Conviction for, or entry of a plea of nolo contendere to, a felony involving any act of moral turpitude, dishonest, or fraud against, or the misappropriation of material property belong to, the Company or its affiliates;

5.	Significant job performance issues, or continued and willful violations of your obligations to the Company as an employee of, or consultant to, the Company or any of its affiliates and your failure to cure such violations within the thirty (30)-day period following written notice from the CEO; or

6.	Any breach by you of any material provision of the terms of your employment or engagement by the Company that is determined by the CEO to be materially injurious to the Company.

For purposes of this letter agreement, “Good Reason” shall mean your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without your consent:

1.	A material reduction in your authority, duties, or responsibilities with the Company (including a parent or subsidiary of the company) in effect immediately prior to such reduction, unless you are provided with comparable authority, duties, or responsibilities;

2.	A material change in the geographic location at which you must perform services provided that no instance will your relocation to a facility or a location of fifty (50) miles or less from your then current office location be deemed material for purposes of this letter agreement;

3.	A material reduction by the Company (including a parent or subsidiary of the Company) in your OTE as in effect immediately prior to such reduction; or

4.	Any material breach of this letter agreement by the Company.

You will not resign for “Good Reason” without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date of such notice. Your continued employment shall not constitute a waiver of your rights to assert Good Reason hereunder.

This offer of employment and, if applicable, your continued employment at the Company, are contingent upon the following:

For purposes of federal immigration law, you must be able to show proof of your identity and legal right to work in the United States as required by the United States Immigration and Control Act (IRCA). Such documentation must be provided to us with three (3) business days of the date of hire, or our employment relationship with you may be terminated.

Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Executive Officer of the Company.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration to be held in Santa Clara County, California, in accordance with the employment dispute resolution rules of JAMS/Endispute then in effect. However, we agree that this arbitration provision shall not apply to any dispute or claim relating to, or arising out of the misuse or misappropriation of the Company’s trade secrets or proprietary or confidential information.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. You will be required to sign an employee Proprietary Information and Inventions Agreement as a condition of your employment. This letter, along with any agreements relating to proprietary rights and any stock option agreements between you and the Company, set forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Chief Executive Officer of the Company and you. We are relying on your representation to us, which you confirm by your signature below, that you are able to provide services to the Company without breaching the terms of any agreement you may have with a prior employer or other third party.

This offer, if not accepted, will expire at the close of business on Monday, August 6, 2012. We anticipate your start date to be no later than September 1, 2012. I am excited to have you join our team and look forward to working with you here at Aerohive Networks. Welcome aboard!

Sincerely,

/s/ David Flynn
David Flynn
Chief Executive Officer

Accepted and agreed:

/s/ Dean Hickman-Smith
Dean Hickman-Smith

August 9, 2012
Date

Confirmed Start Date